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                                                           SEC FILE NUMBER

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                                                            CUSIP NUMBER
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                         Commission File Number:0-23512

                           NOTIFICATION OF LATE FILING

(Check one):  |X| Form 10-K   |_| Form 20-F    |_| Form 11-K   |_| Form 10-Q
              |_| Form N-SAR  |_| Form N-CSR

          For Period Ended: December 31, 2007

          |_|  Transition Report on Form 10-K

          |_|  Transition Report on Form 20-F

          |_|  Transition Report on Form 11-K

          |_|  Transition Report on Form 10-Q

          |_|  Transition Report on Form N-SAR

          For the Transition Period Ended: _________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

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Full Name of Registrant

BIOCORAL, INC.
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Former Name If Applicable

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Address of Principal Executive Office (Street and Number): 38 Rue Anatole France

Levallois Perret Cedex  92594 - France
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City, State and Zip Code

PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


    |X| |(a) The reason described in reasonable detail in Part III of this | form could not be eliminated without unreasonable effort or
         |     expense
         |
    |X| |(b) The subject annual report, semi-annual report, transition report | on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof, will | be filed on or before the fifteenth calendar day following the | prescribed due date; or the subject quarterly report or | transition report on Form 10-Q or subject distribution reportion | Form 10-D, or portion thereof, will be filed on or before the
         |     fifth calendar day following the prescribed due date; and
         |
         |(c)  The  accountant's  statement  or other  exhibit  required by Rule
         |     12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

                        Persons who are to respond to the collection of
                        information contained in this form are not required to
                        respond unless the form displays a currently valid OMB
SEC 1344(03-05)         control number.

(Attach extra Sheets if Needed)

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             Nasser Nassiri              011-331                4757-9843
     -------------------------------  -------------    -------------------------
                (Name)                 (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 |X| Yes  |_| No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 |_| Yes  |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                    BIOCORAL, INC.
                 ---------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: March 12, 2008                       By:  /s/ Nasser Nassiri
    -------------------                         --------------------------------
                                                Nasser Nassiri, President


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